Exhibit 99.1
SI-BONE, Inc. Reports Second Quarter 2021 Financial Results and Announces Exclusive Coverage from Anthem

Record Second Quarter 2021 Worldwide Revenue of $22.2 million

SANTA CLARA, Calif. August 2, 2021 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended June 30, 2021.

Recent Highlights
•Record worldwide revenue of $22.2 million for the second quarter 2021, representing a 58% increase over the corresponding period in 2020 which was significantly impacted by COVID-19
•U.S. revenue of $20.2 million for the second quarter 2021, representing a 53% increase over the corresponding period in 2020
•Gross margin of 89% for the second quarter 2021
•Received exclusive coverage by Anthem, the second largest commercial health insurer in the U.S. with over 40 million members
•Received positive coverage by Centene Corporation, a major intermediary for both government-sponsored and privately insured health care programs with over 25 million members
•Published 2-year results from a prospective multi-center clinical trial of the iFuse-3D™ Implant System, the 95th peer-reviewed publication demonstrating the safety, effectiveness, biomechanical or economic benefits of iFuse Technology™

“Our strong performance in the quarter reaffirms the underlying strength of our business and growing demand for our innovative solutions,” said Laura Francis, Chief Executive Officer of SI-BONE. “With the exclusive coverage from Anthem, substantially all of the U.S insured population now has access to minimally invasive SI joint fusion. As the recovery progresses and the operating environment continues to normalize, our planned investments across product innovation, sales force expansion, surgeon engagement and patient awareness position us to accelerate market expansion and further extend our leadership as a sacropelvic surgical solutions company.”

Second Quarter 2021 Financial Results

Worldwide revenue was $22.2 million in the second quarter 2021, a 58% increase from $14.0 million in the corresponding period in 2020. U.S. revenue for the second quarter 2021 was $20.2 million, a 53% increase from $13.2 million in the corresponding period in 2020. International revenue for the second quarter 2021 was $2.0 million, a 137% increase from $0.8 million in the corresponding period in 2020. The second quarter 2020 was significantly impacted by COVID-19.

Gross margin was 89% for the second quarter 2021, as compared to 85% in the corresponding period in 2020 as higher cost of operations to support the growth of the business were offset by lower inventory write-downs. The second quarter 2020 gross margins were impacted by certain period costs that were expensed as incurred due to suboptimal capacity utilization driven by lower case volume and increases in inventory write-downs.

Operating expenses increased 49% to $32.8 million in the second quarter 2021, as compared to $22.1 million in the corresponding period in 2020. The higher operating expenses were driven by increased sales hiring, research and development expenses for new product development costs and increased stock-based compensation expense. The second quarter 2020 operating expenses were impacted by preemptive steps taken in response to COVID-19 to reduce discretionary spending.

Operating loss was $13.0 million in the second quarter 2021, as compared to an operating loss of $10.1 million in the corresponding period in 2020.

Net loss was $14.0 million, or $0.42 per diluted share for the second quarter 2021, as compared to a net loss of $12.5 million, or $0.44 per diluted share in the corresponding period in 2020.

Cash and marketable securities were $176.6 million and long-term borrowings were $39.6 million as of June 30, 2021.

2021 Financial Guidance

The Company continues to take a measured approach given the early stages of the COVID-19 recovery, and maintains the full year 2021 total revenue guidance to be approximately $92 million to $94 million, representing growth of 25% to 28% compared to full year 2020. Given the gross margin trends in the first and second quarter of 2021, the Company is updating the gross margin guidance to between 87% to 89% for full year 2021.

Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the second quarter 2021 financial results after market close on Monday, August 2, 2021 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 4296117. The webcast can be accessed at https://investor.si-bone.com.

About SI-BONE, Inc.

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. In 2009, SI-BONE introduced the iFuse Implant System for minimally invasive surgery of the SI joint, shown to be a source of pain in 15% to 30% of chronic low back pain. Since then, more than 2,400 surgeons have performed a combined total of more than 55,000 SI joint fusion procedures. A unique body of evidence, supporting the iFuse Implant System, including two RCT’s and over 95 peer reviewed publications, has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System. SI-BONE is leveraging its market leadership position, supported by this proprietary reimbursement advantage, to commercialize other devices intended for surgical treatment of related aspects of the human anatomy. For more information or to join our team, please visit us at www.si-bone.com.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. ©2021 SI-BONE, Inc. All Rights Reserved.

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include the impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, the impact from the current and potential future variants of the COVID-19 virus, the pace of vaccination campaigns, impact from physician and patient vacations, pace of backlog replenishment, and SI-BONE's ability to increase demand for iFuse, and maintain favorable third-party payor coverage and reimbursement policies. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$22,194	$14,049	$42,636	$30,870
Cost of goods sold	2,375	2,117	4,575	4,049
Gross profit	19,819	11,932	38,061	26,821
Operating expenses:
Sales and marketing	23,084	15,755	44,006	35,036
Research and development	3,149	2,165	6,104	4,255
General and administrative	6,551	4,151	12,491	9,551
Total operating expenses	32,784	22,071	62,601	48,842
Loss from operations	(12,965)	(10,139)	(24,540)	(22,021)
Interest and other income (expense), net:
Interest income	46	329	107	827
Interest expense	(1,075)	(2,683)	(2,139)	(3,914)
Other income (expense), net	13	21	349	(136)
Net loss	$(13,981)	$(12,472)	$(26,223)	$(25,244)

Net loss per share, basic and diluted	$(0.42)	$(0.44)	$(0.80)	$(0.91)
Weighted-average number of common shares used to compute basic and diluted net loss per share	32,978,914	28,492,582	32,836,040	27,872,505

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$48,125	$53,581
Short-term investments	128,508	142,851
Accounts receivable, net	11,894	13,611
Inventory	8,151	5,633
Prepaid expenses and other current assets	2,434	2,565
Total current assets	199,112	218,241
Property and equipment, net	7,868	4,527
Other non-current assets	352	374
TOTAL ASSETS	$207,332	$223,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,918	$3,271
Accrued liabilities and other	8,706	10,199
Total current liabilities	12,624	13,470
Long-term borrowings	39,630	39,455
Other long-term liabilities	880	854
TOTAL LIABILITIES	53,134	53,779

Stockholders' Equity:
Common stock and additional paid-in capital	419,238	408,116
Accumulated other comprehensive income	460	524
Accumulated deficit	(265,500)	(239,277)
TOTAL STOCKHOLDERS' EQUITY	154,198	169,363
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$207,332	$223,142